Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-225030-01

August 14, 2018

PRICING INFORMATION

OKLAHOMA GAS AND ELECTRIC COMPANY

$400,000,000 3.80% SENIOR NOTES, SERIES DUE AUGUST 15, 2028

Issuer	Oklahoma Gas and Electric Company
Ratings (Moody’s / S&P / Fitch)*	A2 (Negative) / BBB+ (Stable) / A (Stable)
Principal Amount	$400,000,000
Collateral Type	Senior Unsecured Notes
Format	SEC Registered
Trade Date	August 14, 2018
Settlement Date (T+3)	August 17, 2018
Maturity	August 15, 2028
Interest Payment Dates	Semi-annual payments on February 15 and August 15 of each year, beginning February 15, 2019
Optional Redemption Provisions Make Whole Call Par Call	T + 15 bps (at any time before February 15, 2028) At any time on or after February 15, 2028
Benchmark Treasury	2.875% due August 15, 2028
Benchmark Treasury Yield	2.893%
Spread to Benchmark Treasury	T + 93 bps
Reoffer Yield	3.823%
Coupon	3.80%
Price to Public	99.811% of the principal amount
CUSIP / ISIN	678858BT7 / US678858BT77
Joint Book-Running Managers	Mizuho Securities USA LLC
RBC Capital Markets, LLC
Wells Fargo Securities, LLC
Co-managers	Drexel Hamilton, LLC
BOK Financial Securities, Inc.
KeyBanc Capital Markets Inc.
Morgan Stanley & Co. LLC

*Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

Settlement Date: The closing will occur on August 17, 2018, which will be more than two U.S. business days after the date of this pricing term sheet. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the senior notes on the date of pricing will be required, by virtue of the fact that the senior notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mizuho Securities USA LLC at (866) 271-7403, RBC Capital Markets, LLC at (866) 375-6829 or Wells Fargo Securities, LLC at (800) 645-3751.